   MBA
    Martin & Brusset Associates

June 27, 2006

Quest Canada Corp.
102,580 - 2 Street
Encinitas, CA
USA 92024

Attention: Mr. James Panther

Dear Sir:

Re: Evaluation of Gas Reserves Owned by
Quest Canada Corp., in the Arneson Area,
in the Province of Alberta, Effective April 1, 2006

At your request, we have prepared an evaluation of certain gas reserves attributable to the interests of Quest Canada Corp. in the Arneson Area in the Province of Alberta, effective April 1, 2006. Quest Canada Corp. is hereinafter referred to as the “Company”.

In all engineering respects this evaluation has been prepared in accordance with National Instrument (NI) 51-101 and the standards set out in the Canadian Oil and Gas Evaluation Handbook (“the COGE Handbook”). We believe the proved reserve definitions used in this analysis also meet or exceed the U.S. SEC requirements. The evaluation itself, however does not include an after tax analysis, or a historical reserve reconciliation which would be required to be fully compliant with NI 51-101. As well, some information utilized in the evaluation was obtained subsequent to the effective date. The reserve estimates and evaluation are functions of engineering judgement and interpretation based on data available as at the date of this report. Although prepared utilizing conventional petroleum engineering procedures as outlined in the COGE Handbook it should be noted that there are always inherent risks in estimates of oil and gas reserves and values because few of the factors involved are known with certainty. The evaluation should be accepted with the understanding that events subsequent to the date of this report could necessitate revisions and no guarantee is given or implied that the forecast production or cash flows presented in this report will be achieved.

The aggregate reserves and future net revenues reported herein are considered to be compliant with the confidence levels required by NI 51-101. Extraction of specific evaluations for an individual property or group of properties will not necessarily reflect the same confidence levels as expressed in this report for the aggregate.

Not withstanding the foregoing, the reviewer is cautioned that this evaluation only includes one single well reserve entity. Although the aggregate reported proved reserves meet a qualitative high degree of certainty, due to the small statistical sampling we cannot provide assurance that they will meet the quantitative confidence level of 90% required under
NI 51-101.

The following summary presents the evaluation of Quest Canada Corp. as prepared by Martin & Brusset Associates.

The present worth values of the net production revenue are presented before income taxes. The values are in Canadian dollars after deduction of all royalties, mineral taxes, estimated future capital and operating costs. The estimated values shown may not necessarily represent the fair market value or the market value of these reserves.

Quest Canada Corp.

Summary of Oil, Gas & Natural Gas Liquids Reserves and Present Worth
Before Income Tax
(As of 01 April 2006)
Martin & Brusset Associates April 1, 2006 Prices and Escalations

							Net Present Value of Net Production
	Company's Interest in Reserves							Income	M$
	Crude Oil MBbl		Natural Gas MMcf		NGL's MBbl		Undis- counted	Discounted
	Gross	Net	Gross	Net	Gross	Net	0%	5%	10%	12%	15%	20%
Proved Developed Producing	0	0	107	54	0	0	242	236	230	228	225	220
Probable Developed	0	0	152	88	0	0	410	379	352	342	328	307
Proved + Probable	0	0	260	142	0	0	652	615	582	570	553	527

The evaluation has been prepared using the prices and escalation rates forecast by the Martin & Brusset Associates, effective April 1, 2006. These projections of prices have been made using assumptions which appear reasonable under present conditions. However, in view of the recent fluctuations in world crude oil prices, and in North American natural gas prices, currency exchange rates, and other factors, there is no assurance that these projections will turn out to be accurate.

No company overheads or administration costs are included other than those directly charged to a well or facility.

    The Crown royalties deducted on gas are net of the Crown royalty share of operating cost allowances and custom processing allowances. The capital cost allowance deductible on a corporate level from Crown royalties payable has not been included in this evaluation.

Revenue attributable to the Alberta Royalty Tax Credit (ARTC) has been included for eligible properties and has been assumed to be effective for life.

No well site inspections were done by Martin & Brusset Associates. Given the availability of data and the scope of the analysis, there was negligible benefit to be obtained from well site visits. Our analyses did not include an environmental assessment.

Future expenditures for well abandonments have been included in the evaluation. Costs included relate specifically to the costs of abandoning and disconnecting the wells evaluated in this report net of salvage value for well site and downhole equipment. Abandonment costs for wells not assigned reserves, reclamation costs for surface leases and abandonment and reclamation costs for facilities and pipelines have not been included in this report. A reliable determination of these costs would require a thorough on-site inspection by qualified environmental personnel and is considered beyond the scope of our evaluation.

The evaluation has been prepared independently. The information upon which this report was based was provided by Transaction Oil & Gas Ventures Inc. or was obtained from public sources and from the files of Martin & Brusset Associates.

We are not aware of any restrictions or misrepresentations in the data relied upon in preparation of this report as provided by the operator, Transaction Oil & Gas Ventures Inc. In the process of preparing this evaluation, we have not independently verified the accuracy and completeness of all the data provided. However, any conflicts in the data provided or questions as to the validity or sufficiency of the data arising from access to public data or based on our industry experience and judgement were resolved through discussions with the operator.

Additional summaries, total production and cash flow forecasts, price forecasts, reserves definitions, evaluation assumptions and property details are attached. The section on evaluation assumptions presents general information on the material reviewed, the assumptions made and the methodology used in preparing the evaluation. Specific details on the evaluation of each property and reserve entity are presented in the following numbered tabs.

Please note that, throughout this evaluation, more significant digits were carried in the mathematical calculations than are presented in this report and, as a result, columns of numbers may not add exactly to the totals presented.

This report has been prepared, for the exclusive use of Quest Canada Corp. and shall not be reproduced, distributed or made available to any other company or person without the knowledge and written consent of Martin & Brusset Associates.

    We appreciate the opportunity to be of service and will be pleased to discuss any concerns or questions you may have regarding this report.

PERMIT TO PRACTICE
MARTIN & BRUSSET ASSOCIATES

Signature:  /s/ S. Neil Sedgwick

Date:    June 27, 2006

PERMIT NUMBER: P 6952
The Association of Professional Engineers,
Geologists and Geophysicists of Alberta
Yours very truly, Martin & Brusset Associates /s/ S. Neil Sedgwick
S. Neil Sedgwick, B.Sc., P. Eng.

Certificate of Qualifications

I, S. Neil Sedgwick, Petroleum Engineer, Suite 510, 840 - 6 Avenue SW, Calgary, Alberta, Canada, hereby certify:

1.
That I am a principal with Martin & Brusset Associates, Petroleum Consultants, which firm prepared an “Evaluation of Gas Reserves Owned by Quest Canada Corp., Effective April 1, 2006”. This report was prepared during the month of June, 2006, at the request of Quest Canada Corp.

2.
That Martin & Brusset Associates, their officers and their employees have no direct or indirect interest, nor do they expect to receive any direct or indirect interest in the properties of or in any securities of Quest Canada Corp.

3.
That I attended Queen’s University at Kingston, Ontario and graduated with a Bachelor of Science Degree in Geology in 1975; and that I am a Registered Professional Engineer with the Association of Petroleum Engineers, Geologists and Geophysicists in the Province of Alberta and have in excess of 29 years experience in engineering evaluations and operations of oil and gas fields.

4.
That I am one of the persons directly responsible for the preparation of this report, that the basic well and reservoir data employed in the preparation of the aforementioned report were obtained from Quest Canada Corp., and that a personal field inspection of the properties was not made; however, such an inspection was not considered necessary in view of the available information.

                                                                            /s/ S. Neil Sedgwick
                                                                            S. Neil Sedgwick, B.Sc., P. Eng.

Area Summary

Quest Canada Corp.

Summary of Oil, Gas & Natural Gas Liquids Reserves and Present Worth
Before Income Tax
(As of 01 April 2006)
Martin & Brusset Associates April 1, 2006 Prices and Escalations

								Net Present Value of Net productions
	Average	---------Company’s Interest in Reserves-----------						------------------------------Income M$------------------------
	Company	Crude	Oil	Natural	Gas	NGL’s
	Interest	MBbl		MMcf		MBbl		Undis- counted	------------Discounted-------------
	%	Gross	Net	Gross	Net	Gross	Net	0%	5%	10%	12%	15%	20%

Arneson, Alberta Gas
Proved Producing	95.00	0	0	107	54	0	0	242	236	230	228	225	220

Probable Development	95.00	0	0	152	88	0	0	410	379	352	342	328	307

Total Proved + Probable
Developed	95.00	0	0	260	142	0	0	652	615	582	570	553	527

Notes: Oil = Light and Medium Oil, Includes value of any Marketed Solution Gas
Heavy Oil = Oil with a density between 10 and 22.3 degrees API, or oil that qualifies for a heavy oil royalty regime
Includes value of any Marketed Solution Gas
 Gas = Associated and Non-Associated Gas

Quest Canada Corp.

Total Forecast of Production, Revenue and Present Worth
Before Income Tax
As of 01 April 2006
Martin & Brusset Associates April 1, 2006 Prices and Escalations

Arneson, Alberta
Proved Producing

Year	Gross Prod Wells	-- Oil Production --			Adj Oil Price $/Bbl	---- Gas Sales ----			Adj Gas Price $/Mcf	Natural Gas Liquids			Adj Liquids Price $/Bbl	Co Rev Before Burdens M$
		Gross MBbl	Co Gr MBbl	Co Net MBbl		Gross MMcf	Co Gr MMcf	Co Net MMcf		Gross MBbl	Co Gr MBbl	Co Net MBbl
2006	1.0	0	0	0	0.00	90	86	40	6.21	0	0	0	0.00	531
2007	1.0	0	0	0	0.00	23	22	14	8.55	0	0	0	0.00	187
T (2)		0	0	0		113	107	54		0	0	0		718

------------------------------------------------------------------------------------- Company Share ---------------------------------------------------------------------------------------------

Year	Crown Roy M$	Alta RTCr M$	FH Roy M$	Min Tax M$	ORR & Other M$	Res Roy %	- Operating Expenses -			Net Proc & Sulph Income M$	Total Capital M$	Other Net Inc (Exp) M$	Abd Exp M$	Net Rev M$	Total Cum Rev M$
							Fixed M$	Var M$	Total M$
2006	145	36	0	0	112	42	23	90	113	0	0	0	0	198	198
2007	21	5.3	0	0	40	30	29	28	57	0	0	0	29	45	242
T (2)	166	42	0	0	152	39	52	118	170	0	0	0	29	242

												Present Worth Before Tax
												5.0	236
												8.0	233
												10.0	230
												12.0	228
												15.0	225
												18.0	222
												20.0	220
												25.0	216

Quest Canada Corp.

Total Forecast of Production, Revenue and Present Worth
Before Income Tax
As of 01 April 2006
Martin & Brusset Associates April 1, 2006 Prices and Escalations

Arneson, Alberta
Probable Developed

Year	Gross Prod Wells	-- Oil Production --			Adj Oil Price $/Bbl	---- Gas Sales ----			Adj Gas Price $/Mcf	Natural Gas Liquids			Adj Liquids Price $/Bbl	Co Rev Before Burdens M$
		Gross MBbl	Co Gr MBbl	Co Net MBbl		Gross MMcf	Co Gr MMcf	Co Net MMcf		Gross MBbl	Co Gr MBbl	Co Net MBbl
2006	0	0	0	0	0.00	14	13	5.5	7.06	0	0	0	0.00	94
2007	0	0	0	0	0.00	59	56	30	8.55	0	0	0	0.00	481
2008	1.0	0	0	0	0.00	48	46	28	7.36	0	0	0	0.00	337
2009	1.0	0	0	0	0.00	28	27	18	6.65	0	0	0	0.00	178
2010	1.0	0	0	0	0.00	11	10	6.9	6.27	0	0	0	0.00	64
T (5)		0	0	0		160	152	88		0	0	0		1153
------------------------------------------------------------------------------------- Company Share ---------------------------------------------------------------------------------------------

Year	Crown Roy M$	Alta RTCr M$	FH Roy M$	Min Tax M$	ORR & Other M$	Res Roy %	- Operating Expenses -			Net Proc & Sulph Income M$	Total Capital M$	Other Net Inc (Exp) M$	Abd Exp M$	Net Rev M$	Total Cum Rev M$
							Fixed M$	Var M$	Total M$
2006	31	7.7	0	0	20	46	0	14	14	0	25	0	0	12	12
2007	111	28	0	0	104	39	2.6	72	75	0	0	0	-29	248	260
2008	48	12	0	0	72	32	32	75	107	0	0	0	0	122	382
2009	19	4.7	0	0	38	29	33	45	78	0	0	0	0	49	431
2010	5.3	1.3	0	0	13	27	19	17	37	0	0	0	31	-21	410
T (5)	214	53	0	0	246	35	87	224	311	0	25	0	2	410

												Present Worth Before Tax
												5.0	379
												8.0	362
												10.0	352
												12.0	342
												15.0	328
												18.0	315
												20.0	307
												25.0	288

Quest Canada Corp.

Total Forecast of Production, Revenue and Present Worth
Before Income Tax
As of 01 April 2006
Martin & Brusset Associates April 1, 2006 Prices and Escalations

Arneson, Alberta
Total Proved + Probable, Developed

Year	Gross Prod Wells	-- Oil Production --			Adj Oil Price $/Bbl	---- Gas Sales ----			Adj Gas Price $/Mcf	Natural Gas Liquids			Adj Liquids Price $/Bbl	Co Rev Before Burdens M$
		Gross MBbl	Co Gr MBbl	Co Net MBbl		Gross MMcf	Co Gr MMcf	Co Net MMcf		Gross MBbl	Co Gr MBbl	Co Net MBbl
2006	1.0	0	0	0	0.00	104	99	46	6.33	0	0	0	0.00	626
2007	1.0	0	0	0	0.00	82	78	44	8.55	0	0	0	0.00	668
2008	1.0	0	0	0	0.00	48	46	28	7.36	0	0	0	0.00	337
2009	1.0	0	0	0	0.00	28	27	18	6.65	0	0	0	0.00	178
2010	1.0	0	0	0	0.00	11	10	6.9	6.27	0	0	0	0.00	64
T (5)		0	0	0						0	0	0		1872
------------------------------------------------------------------------------------- Company Share ---------------------------------------------------------------------------------------------

Year	Crown Roy M$	Alta RTCr M$	FH Roy M$	Min Tax M$	ORR & Other M$	Res Roy %	- Operating Expenses -			Net Proc & Sulph Income M$	Total Capital M$	Other Net Inc (Exp) M$	Abd Exp M$	Net Rev M$	Total Cum Rev M$
							Fixed M$	Var M$	Total M$
2006	176	44	0	0	132	42	23	104	127	0	25	0	0	210	210
2007	132	33	0	0	144	36	31	101	132	0	0	0	0	293	503
2008	48	12	0	0	72	32	32	75	107	0	0	0	0	122	624
2009	19	4.7	0	0	38	29	33	45	78	0	0	0	0	49	673
2010	5.3	1.3	0	0	13	27	19	17	37	0	0	0	31	-21	652
T (5)	380	95	0	0	398	36	139	342	481	0	25	0	31	652

												Present Worth Before Tax
												5.0	615
												8.0	595
												10.0	582
												12.0	570
												15.0	553
												18.0	537
												20.0	527
												25.0	504

Martin & Brusset Associates
Price Forecasts
Effective April 1,2006

		Crude OIl and Natural Gas Liquids Prices, C$/BbI.
Year		WTI (US $)	Edmonton Light Sweet 40˚ API	Cromer Medium Price	Bow River Stream 25˚ API	Hardisty Heavy 12˚ API	f.o.b. Edmonton
							Propane	Butane	Pentanes Plus

2005 Act.		56.48	69.26	57.52	45.13	35.13	42.44	51.86	67.76

2006	Q1	62.83	69.45	54.94	40.58	27.45	42.66	59.20	72.90
	Q2	66.50	71.90	60.90	51.90	39.90	42.40	57.20	74.80
	Q3	65.50	70.80	59.80	50.80	38.80	41.80	54.30	73.60
	Q4	63.50	71.00	58.00	46.00	34.00	41.90	54.50	72.40

	Avg. 9
2006	Mths.	65.17	71.23	59.57	49.57	37.57	42.03	55.33	73.60
2007		60.00	67.00	56.00	46.00	34.00	39.50	51.40	68.30
2008		55.00	63.20	53.20	44.20	32.20	37.30	48.50	64.50
2009		50.00	57.30	49.30	39.30	29.30	33.80	43.90	58.40
2010		46.00	52.60	45.60	36.60	27.60	31.00	40.30	53.70
2011		46.00	52.60	45.60	36.60	27.60	31.00	40.30	53.70
2012		46.50	53.20	46.20	37.20	28.20	31.40	40.80	54.30
2013		47.00	53.80	46.80	37.80	28.80	31.70	41.20	54.90
2014		48.50	55.60	48.60	39.60	30.60	32.80	42.60	56.70
2015		49.00	56.10	49.10	40.10	31.10	33.10	43.00	57.20
2016		49.50	56.70	49.70	40.70	31.70	33.50	43.60	57.80

Thereafter		-----------------------------------+2.0%/Year -------------------------------------

-

		Natural Gas Prices, $/MMBTU (Average Plant-gate Price)
Year		Aggregator Avg. Field	Alberta Field Spot	Alberta Ref. Price	B.C. CanWest Price	Sask. Blended Price	Sulphur Alta. Field $/LT	Exchange Rate $US/$CDN	Cost Inflation %/YR

2005 Act.		8.49	8.29	8.25	6.27	8.12		0.83

2006	Q1	8.05	7.32	7.83	4.32	7.42	20.00	0.87
	Q2	7.67	6.25	6.81	4.05	6.35	20.00	0.90
	Q3	7.67	6.25	6.81	4.05	6.35	20.00	0.90
	Q4	9.17	7.75	8.31	5.55	7.85	20.00	0.87

	Avg. 9
2006	Mths.	8.17	6.75	7.31	4.55	6.85	20.00	0.89	0
2007		9.00	9.00	9.00	6.80	9.10	18.00	0.87	2
2008		7.75	7.75	7.75	5.75	7.85	15.00	0.85	2
2009		7.00	7.00	7.00	5.30	7.10	15.00	0.85	2
2010		6.60	6.60	6.60	5.20	6,70	15.00	0.85	2
2011		6.70	6.70	6.70	5.30	6.80	15.00	0.85	2
2012		6.80	6.80	6.80	5.40	6.90	15.00	0.85	2
2013		6.90	6.90	6.90	5.50	7.00	15.00	0.85	2
2014		7.00	7.00	7.00	5.60	7.10	15.00	0.85	2
2015		7.10	7.10	7.10	5.70	7.20	15.00	0.85	2
2016		7.20	7.20	7.20	5.80	7.30	15.00	0.85	2

Thereafter		--------------------- +20%/Year --------------------

-	Other quality oil assumes constant differential.
-	Sask. Non-Heavy Par= Cromer forecast, Heavy Par= Hardisty Heavy Forecast, Southwest Par =Cromer less $3.50/STB
-	Propane and Butane prices are f.o.b. Edmonton before deductions for transportation, fractionation and handling.
-	CanWest price in $/MCF, net of gathering/processing through Westcoast system.
-	The ARTC rate based on this pricing is constant at 25% per year with the maximum corporate ARTC constant at $500,000 per year.

Definitions& Assumptions

1.0  Definitions

The following definitions are taken from the Canadian Oil and Gas Evaluation Handbook, Volume 1, and form the basis of our classification of reserves and values presented in this report. These definitions are consistent with the requirements of “National Instrument 51-101 Standards of Disclosure for Oil and Gas Activities”:

1.1
“Crude Oil” A mixture, consisting mainly of pentanes and heavier hydrocarbons that exists in the liquid phase in reservoirs and remains liquid at atmospheric pressure and temperature. Crude oil may contain small amounts of sulphur and other nonhydrocarbon compounds, but does not include liquids obtained from the processing of natural gas. Classes of crude oil are often reported on the basis of density, sometimes with different meanings. Acceptable ranges are as follows:

Light: less than 870 kg/m3 (greater than 31.1° API)
Medium: 870 to 920 kg/m3 (31.1 to 22.3° API)
Heavy: 920 to 1000 kg/m3 (22.3 to 100 API)
Extra-heavy: greater than 1000 kg/rn3 (less than 10°API)

Heavy or extra-heavy crude oils, as defined by the density ranges given, but with viscosities greater than 10 000 mPa-s measured at original temperature in the reservoir and atmospheric pressure, on a gas-free basis, would generally be classified as crude bitumen.

In accordance with NT-S 1-101 oil that qualifies for a heavy oil royalty regime may also be classified as heavy oil in this evaluation regardless of density.

1.2
“Natural Gas” A mixture of lighter hydrocarbons that exist either in the gaseous phase or in solution in crude oil in reservoirs but are gaseous at atmospheric conditions. Natural gas may contain sulphur or other

Nonhydrocarbon compounds.

1.3
“Marketable Natural Gas” Natural gas that meets specifications for its end use, whether it occurs naturally or results from the processing of raw natural gas. Field and plant fuel and losses are excluded, excepting those related to downstream reprocessing plants. The heating value of marketable natural gas may vary considerably, depending upon its composition, and therefore quantities are usually expressed not only in volumes, but also terms of energy content.

Martin & Brusset Associates
1.4 “Natural Gas Liquids” Those hydrocarbon components that can be recovered from
Natural gas as liquids including, but not limited to, ethane, propane, butanes, pentanes, plus, condensate, and small, quantities of nonhydrocarbons.

1.5 Definitions of Reserves

The following definitions and guidelines have been prepared by the Standing Committee on Reserves Definitions of the CIM (Petroleum Society).

They apply to both estimates of individual Reserves Entities and the aggregate of reserves for multiple entities.

1.5.1	Reserves Categories

Reserves are estimated remaining quantities of oil and natural gas and related substances anticipated to be recoverable from known accumulations, from a given date forward, based on

•	analysis of drilling, geological, geophysical, and engineering data;

•	the use of established technology;

•	specified economic conditions, which are generally accepted as being reasonable, and shall be disclosed.

Reserves are classified according to the degree of certainty associated with the estimates.

a.	“Proved Reserves”

Proved reserves are those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated proved reserves.

b.	“Probable Reserves”

Probable reserves are those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved + probable reserves.

c.	“Possible Reserves”

Possible reserves are those additional reserves that are less certain to be recovered than probable reserves. It is unlikely that the actual remaining quantities recovered will exceed the sum of the estimated proved + probable + possible reserves.

1.5.2	Development and Production Status

Each of the reserves categories (proved, probable, and possible) may be divided into developed and undeveloped categories.

“Developed Reserves”

Developed reserves are those reserves that are expected to be recovered from existing wells and installed facilities or, if facilities have not been installed, that would involve a low expenditure (e.g. when compared to the cost of drilling a well) to put the reserves on production. The developed category may be subdivided into producing and non-producing.

“Developed Producing Reserves”

Developed producing reserves are those reserves that are expected to be recovered from completion intervals open at the time of the estimate. These reserves may be currently producing or, if shut-in, they must have previously been on production, and the date of resumption of production must be known with reasonable certainty.

“Developed Non-Producing Reserves”

Developed non-producing reserves are those reserves that either have not been on production, or have previously been on production, but are shut-in, and the date of resumption of production is unknown.

“Undeveloped Reserves”

Undeveloped reserves are those reserves expected to be recovered from known accumulations where a significant expenditure (e.g., when compared to the cost of drilling a well) is required to render them capable of production. They must fully meet the requirements of the reserves classification (proved, probable, possible) to which they are assigned.

In multi-well pools, it may be appropriate to allocate total pool reserves between the developed and undeveloped categories or to subdivide the developed reserves for the pool between developed producing and developed non-producing.

1.5.3	Levels of Certainty for Reported Reserves

The qualitative certainty levels contained in the definitions are applicable to individual Reserves Entities, which refers to the lowest level at which reserves calculations are performed, and to Reported Reserves, which refers to the highest level sum of individual entity estimates for which reserves estimates are presented. Reported Reserves target the following levels of certainty under the specified economic conditions:

•	At least a 90 percent probability that the quantities actually recovered will equal or exceed the estimated proved reserves;
•	At least a 50 percent probability that the quantities actually recovered will equal or exceed the sum of the estimated proved + probable reserves;
•	At least 10percent probability that the quantities actually recovered will equal or exceed the sum of the estimated proved + probable + possible reserves.

a) “Gross Reserves” is defined as the total recoverable reserves associated with the acreage of

b)	“Gross Remaining Reserves” are defined as the total remaining recoverable reserves associated with the acreage of interest at the effective date of the estimate.

1.7	“Gross Company Interest Reserves” are defined as the applicable working interest share of remaining recoverable gross reserves before deduction of any royalties.

1.8	“Net Company Interest Reserves” are defined, as the applicable working interest share and/or royalty interest share of the remaining reserves, less all royalties and interests owned by others.

1.9
“Net Production Revenue” is income derived from the future sale of net reserves of oil, pipeline gas, and by-products less all capital and operating costs, except that no allowance has been made for well abandonment and lease reclamation costs upon depletion of the reserves, unless otherwise stated.

1.10	“Fair Market Value” is considered to be the price at which a property would be sold by a willing seller to a willing buyer, neither being under compulsion to buy or to sell, and both being competent and having reasonable knowledge of the factors involved.

1.11
“Market Value” is considered to be the value that a successful buyer would pay for an asset in the marketplace. Because all of the conditions of a “Fair Market Value” are seldom met, the “Market Value” is rarely equal to the “Fair Market Value”.

Well Abandonment Costs” as defined in NI 51-101 are costs of abandoning well(net of salvage value) and of disconnecting the well from the surface gathering system. They do

Not include the cost of abandoning the gathering system or reclaiming the well site.

2.0 Estimates of Proved and Probable Reserves

The oil and gas reserves presented in this report have been estimated by deterministic methods as most commonly used in current industry evaluation practice. These deterministic reserves estimates are single value estimates derived to satisfy the degree of certainty, or confidence level targeted for the specific reserves categories according to NI
51-101.

When deterministic methods are used, total reserves will be the simple arithmetic sum of all estimates within each reserves category. Evaluators and users of reserves information must understand the effect of summation on the ultimate degree of certainty for reported reserves estimates. The degree of certainty associated with the arithmetic sum for a number of individual reserve estimates is different from the arithmetic average of the degrees of certainty for each of the individual estimates. Arithmetic summation of individual reserve estimates with degrees of certainty greater than 50% will yield an aggregate with a higher degree of certainty than the arithmetic average degree of certainty. Conversely for degrees of certainty less than 50% summation will yield an aggregate with a lower degree of certainty. Only at a 50% level of certainty where there is equal probability that the ultimate reserves will be more or less than the estimate, will the aggregate degree of certainty equal the arithmetic average degree of certainty.

The targeted confidence levels for corporate proved reserves should be achieved as long as there are enough individual entities in the aggregate. Extraction of specific evaluations for an individual property will not necessarily reflect the same confidence levels as expressed in this report for the aggregate. Any evaluation of any sub set of these properties extracted from this analysis should be reviewed and may require revisions in order to remain compliant under NI 51-101.

Oil and gas reserves have been determined by one or a composite of petroleum engineering methods considering all of the available data. The methods used for determining reserves for each entity evaluated were considered the most appropriate under the current circumstances.

The reserves methodologies that may have been used in this report are as follows;
• Decline Curve Analyses

•	Material Balance

•	Volumetric Estimate

•	Mathematical Reservoir Simulation

•	Analogy

•	Performance Predictions

Reserves determined by analogy are derived from the performance of specific wells or reservoirs in a reasonably close proximity that are considered to have very similar reservoir and producing characteristics.

Reserves determined by performance predictions are also based on the production decline profile of other wells which may not have as directly comparable reservoir characteristics or be in close enough proximity to be considered directly analogous.

Properties of reservoir rocks and fluids were obtained from core analyses, well logs, gas or fluid analyses, PVT analyses and other published information. Reservoir pressures were obtained from drill-stem tests, bottom-hole pressure surveys, and published reports. Recovery factors were based on abandonment pressures estimated from well depths, from the performance of analogous reservoirs that have more firmly established recovery factors from extended production histories or from reservoir simulation studies.

Oil reserves and production forecasts are presented at stock tank conditions. Associated solution gas reserves have been determined by forecasts of producing gas-oil ratios.

Gas reserves and production forecasts are presented at base conditions of 14.65 psia and
60°F.

3.0	Evaluation Assumptions

The evaluation of the proved and probable reserves was based on forecasts of production and net production revenue using estimated future production rates and prices, with estimated future operating costs, capital costs, and well abandonment costs.

The Martin & Brusset Associates benchmark oil price forecasts as of April 1, 2006 were adjusted for individual pools to account for variances in oil gravity, sulphur content and transportation charges. Adjustments were made on the basis of the relationship between actual prices received and the applicable benchmark prices where such information was available.

The Martin & Brusset Associates benchmark gas price forecasts as of April 1, 2006 were applied to the reserves evaluated. These prices are for gas production at base conditions of 14.65 psia and 60°F. The applicable benchmark prices were adjusted for heating value and pipeline cost of service where necessary.

No company overheads or administration costs are included other than those directly charged to a well or facility.

Revenue attributable to the Alberta Royalty Tax Credit (ARTC) has been included for eligible properties and has been assumed to be effective for life.

Where applicable, in the individual cash flow forecasts operating cost allowances and custom processing allowances were applied against royalty gas. The capital portion of the Crown royalty allowance deductible on a corporate level from Crown royalties payable has not been included in this evaluation.

Future expenditures for well abandonment’s have been included in the evaluation. Costs included relate specifically to the cost of abandoning and disconnecting wells evaluated in this report. Abandonment costs for wells not assigned reserves, reclamation costs for surface leases and abandonment and reclamation costs for facilities and pipelines have not been included in this report. A reliable determination of these costs would require a thorough on-site inspection by qualified environmental personnel and is considered beyond the scope of our evaluation.

Operating costs used for these properties were based on the information provided by the operator and our experience. The inflation rates shown on the price forecasts summary were used to escalate both operating and capital costs.

Arneson, Alberta

Quest Canada Corp.
Summary of Oil, Gas & Natural Gas Liquids Reserves and Present Worth
Before Income Tax
(As of 01 April 2006)
Marlin & Brusset Associates April 1, 2006 Prices and Escalations

								Net Present Value of Cells
	Average	----Company’s Interest in Reserves---						-----------Income M$---------------
	Company	Crude Oil		Natural Gas		NGL’s		Undis
	Interest	MBbl		MMcf		MBbl		counted	------------Discounted--------------
	%	Gross	Net	Gross	Net	Gross	Net	0%	5%	10%	12%	15%	20%

Proved Developed Producing

00/10-22-025-02 W4M
Viking A	95.00	0	0	107	54	0	0	242	236	230	228	225	220

Probable Developed

00/10-22-025-02 W4M
Viking A	95.00	0	0	152	88	0	0	410	379	352	342	328	307

Proved + Probable
Total	95.00	0	0	260	142	0	0	652	615	582	570	553	527

Notes: Oil = Light and medium Oil, Includes value of any Marketed Solution Gas
Heavy Oil= Oil with a density between 10 and 22.3 degrees API, or oil that qualifies for a heavy oil royalty
Regime
Includes value of any Marketed Solution Gas
Gas= Associated and Non-associated Gas

Quest Canada
Arneson Area, Alberta
Well List

UWI Location	Operator	Well Type	Pool	Date On Production	Cal. Day Oil Mar 2006 BOPD	Cal Day Oil Gas 2006 MCFPD	Reserve Category

	CONOCOPHILLIPS CANADA
W0/04-22-025-02W4/0	RESOURCES CORP	Other		Abnd	0	0	NRA
	TRANSCATION OIL AND GAS
00/10-22-025-02W4/0	VENTURES INC.	Gas	VIKING A	1-Oct-05 Prod	0	595	PP+PBD
	M.L CASS PETROLEUM
00/11-22-025-02W4/0	CORPORATION	Gas	VIKING A	1-Oct-78 Susp	0	0	NRA
	M.L CASS PETROLEUM
00/06-23-025-02W4-0	CORPORATION	Gas	GLAUCONITIC A	14-May-81 Abnd	0	0	NRA
	M.L CASS PETROLEUM
00/06-34-025-02W4/0	CORPORATION	Other		Abd Zone	0	0	NRA
	M.L CASS PETROLEUM
00/06-34-025-02W4/0	CORPORATION	Gas	VIKING A	1-Nov-83 Abnd	0	0	NRA
	TRANSACTION OIL AND GAS
00/15-34-025-02W4/0	VENTURES INC.	Other		Stand	0	0	NRA
00/07-01-026-02W4/0	PETRODYNE LTD	Other		Abnd	0	0	NRA
	GEODYNE ENERGY
00/09-02-026-02W4/0	PRODUCTION INC.	Other		Stand	0	0	NRA
	GEODYNE ENERGY
00/09-02-026-02W4/2	PRODUCTION INC.	Other		Stand	0	0	NRA
	GEODYNE ENERGY
00/09-02-026-02W4/3	PRODUCTION INC.	Other		Stand	0	0	NRA
	GEODYNE ENERGY
00/09-02-026-02W4/4	PRODUCTION INC.	Other		Stand	0	0	NRA
00/10-02-026-02W4/0	PETRODYNE LTD	Other		Abnd	0	0	NRA
00/09-11-026-02W4/0	NAVIGO ENERGY INC.	Other		Abnd	0	0	NRA
	BP CANADA ENERGY
00/10-11-026-02W4/0	COMPANY	Other		Abnd	0	0	NRA

Arneson, Alberta

Quest Canada Corp.
Summary of Oil, Gas & Natural Gas Liquids Reserves and Present Worth
Before Income Tax
(As of 01 April 2006)
Marlin & Brusset Associates April 1, 2006 Prices and Escalations

								Net Present Value of Cells
	Average	----Company’s Interest in Reserves---						-----------Income M$---------------
	Company	Crude Oil		Natural Gas		NGL’s		Undis
	Interest	MBbl		MMcf		MBbl		counted	------------Discounted--------------
	%	Gross	Net	Gross	Net	Gross	Net	0%	5%	10%	12%	15%	20%

Proved Developed Producing

00/10-22-025-02 W4M
Viking A	95.00	0	0	107	54	0	0	242	236	230	228	225	220

Probable Developed

00/10-22-025-02 W4M
Viking A	95.00	0	0	152	88	0	0	410	379	352	342	328	307

Proved + Probable
Total	95.00	0	0	260	142	0	0	652	615	582	570	553	527

Notes: Oil = Light and medium Oil, Includes value of any Marketed Solution Gas
 Heavy Oil= Oil with a density between 10 and 22.3 degrees API, or oil that qualifies for a heavy oil royalty
 Regime
Includes value of any Marketed Solution Gas
 Gas= Associated and Non-associated Gas

Quest Canada
Arneson Area, Alberta
Well List

UWI Location	Operator	Well Type	Pool	Date On Production	Cal. Day Oil Mar 2006 BOPD	Cal Day Oil Gas 2006 MCFPD	Reserve Category

	CONOCOPHILLIPS CANADA
W0/04-22-025-02W4/0	RESOURCES CORP	Other		Abnd	0	0	NRA
	TRANSCATION OIL AND GAS
00/10-22-025-02W4/0	VENTURES INC.	Gas	VIKING A	1-Oct-05 Prod	0	595	PP+PBD
	M.L CASS PETROLEUM
00/11-22-025-02W4/0	CORPORATION	Gas	VIKING A	1-Oct-78 Susp	0	0	NRA
	M.L CASS PETROLEUM
00/06-23-025-02W4-0	CORPORATION	Gas	GLAUCONITIC A	14-May-81 Abnd	0	0	NRA
	M.L CASS PETROLEUM
00/06-34-025-02W4/0	CORPORATION	Other		Abd Zone	0	0	NRA
	M.L CASS PETROLEUM
00/06-34-025-02W4/0	CORPORATION	Gas	VIKING A	1-Nov-83 Abnd	0	0	NRA
	TRANSACTION OIL AND GAS
00/15-34-025-02W4/0	VENTURES INC.	Other		Stand	0	0	NRA
00/07-01-026-02W4/0	PETRODYNE LTD	Other		Abnd	0	0	NRA
	GEODYNE ENERGY
00/09-02-026-02W4/0	PRODUCTION INC.	Other		Stand	0	0	NRA
	GEODYNE ENERGY
00/09-02-026-02W4/2	PRODUCTION INC.	Other		Stand	0	0	NRA
	GEODYNE ENERGY
00/09-02-026-02W4/3	PRODUCTION INC.	Other		Stand	0	0	NRA
	GEODYNE ENERGY
00/09-02-026-02W4/4	PRODUCTION INC.	Other		Stand	0	0	NRA
00/10-02-026-02W4/0	PETRODYNE LTD	Other		Abnd	0	0	NRA
00/09-11-026-02W4/0	NAVIGO ENERGY INC.	Other		Abnd	0	0	NRA
	BP CANADA ENERGY
00/10-11-026-02W4/0	COMPANY	Other		Abnd	0	0	NRA

Arneson, Alberta

The Company owns various interests in seven sections of land in this area as shown on the attached map. The lands contain several wells but only the well at 1 0-22-25-2W4M is currently on production and has been assigned reserves. At this time there is insufficient information to assign reserves to any of the other wells.

The 10-22 well was drilled in July 2005 and completed as a Viking gas well. It was produced at a rate of approximately 5 MMcf/d with very low draw down during a single point production test in August 2005. The well was subsequently placed on production in October of 2005 at a rate of approximately 2 MMcf/d. This quickly coned in the underlying water and the rate dropped to less than 1 MMcf/d. In late March 2006, the field compressor went down and the well loaded up with water and died. In April the well had built up enough pressure that it was able to lift the water and started flowing on its own again.

A P/Z analysis based on the initial pressure and a second pressure obtained while the well was shut-in in March and April suggests an original gas in place (OGIP) of over 3 Bcf. This assumes there is no pressure support from the underlying aquifer which in our opinion is unlikely. There is likely at least partial support from aquifer which would result in an optimistic P/Z analysis. Regardless of the OGIP the ultimate recoveries will be severely impacted by water production.

Proved reserves have been estimated based on the status quo. Proved plus probable reserves have been assigned assuming a pump jack will be installed to assist in lifting the water which will allow the production decline rate to moderate. The operator already has a large tank on the lease and is able to handle the water.

Summary of Reserves and Evaluation Parameters
As of April 01, 2006

Arneson, Alberta - Proved Developed Producing + Probable
Field: Arnesan
10-22-25-2W4 - Viking A
95% WI Subject to Crown + 23% GORR
Operator: Tansaction Oil and Gas vent

Gas Reserves                                     Method: Volumetric                         Underlying Aquifer:

	Pay Zone Depth
Category	Feet (KB.)		Porosity	Connate Water	Reservoir Temp	Reservoir Pressure	Compres- Factor	Reservoir Loss	Recoverable Raw Gas	Net Pay	Drainage Area
	Top	Base	%	%	°F	Psia		%	Mcf/Ac.-Ft.	Ft.	Acres
PP	2,374	2,380	30.0	40	78	963	0.89	50	280.2	6.0	200
P+P	2,374	2,380	30.0	40	78	963	0.89	25	420.3	6.0	200

	PP	P+P
Original Recoverable Raw Gas, Mmcf	336	504
No. of Years on Production	0.0	0.0
Cumulative Production to April 01, 2006	217	217
Remaining Recoverable Raw Gas, Mmcf	119	287
Surface Loss, %	5	5
Remaining Recoverable Sales Gas, Mmcf	113	273

H2S, % = 0.00

Heating value = 950 BTUISCF

Net pay is based only on the gas bearing interval above a tight streak at 2,384 feet visible in the offsetting 11-22 well. It should be noted however, that the gas water contact is approximately 6 feet lower and there is gas evident below the tight streak. The net pay away from the well bore could be up to 12 feet. As well, a two point P/Z analysis using the initial pressure and a second pressure extrapolated from a surface pressure taken after the well had been shut in for several days in April 2006 suggests an OGIP of over 3 Bcf. This PIZ however, is likely skewed by at least partial pressure support from the underlying aquifer. In any event ultimate recoveries will be impacted by water production which is reflected in this analysis. The Proved + Probable reserve case assumes a pump jack will be installed to lift water once the well is incapable of flowing by itself.

Natural Gas Liquids Ethane Pronane Butane Condensate Total
Recoveries, Bbls./Mmcf Raw 0.0 0.0 0.0 0.0 0.0
Production Forecast (Raw) PP P+P
Production Start: 01-Apr-06 Initial Forecast Rate, Mcfpd 650 650
Decline Start 01-Apr-06 01-Apr-06
Decline Rate, % 80 Exp 52 Hyp-Exp
Economic Limit, Mcfpd 30 45
P+P case - decline rate moderates to a final exponential decline rate of 30% per year
Price Forecast Gas
AB spot
Operating Costs (Gross -- 2006 $) $/WM $/MCF Raw M$/Yr Royalty Expense
$/MCF Raw
2,700 1.00 0 0.50
Variable operating costs include water disposal and are expected to increase to $1.20/mcf in 2007 and
$1.50/mcf in 2008, escalating with inflation thereafter.
Capital Costs (Gross - 2006 $)	Year	Expense	Category	Description
M$
2006	25	Tang	Install wellhead pumpjack
30	Abandonment

Quest Canada Corp.
Forecast of Production, Revenue and Present Worth
Before Income Tax
(As of 01 April 2006; Start 01 April 2006)
Martin & Brusset Associates April 1, 2006 Prices and Escalations

Arneson Alberta, Proved Producing
00/10-22-025-02 W4M, Viking A
95% Revenue Interest subj. to new crown + 23% GORR, Capital WI 100%

Year		-- Oil Production --			Adj Oil Price $/Bbl	----- Gas Sale -----			Adj Gas Price $/Mcf	Natural Gas Liquids			Adj Liquids Price $/Bbl	Co Rev Before Burdens M$
	Gross Prod Wells	Gross MBb1	Co Gr MBb1	Co Net MBb1		Gross MMcf	Co Gr MMcf	Co Net MMcf		Gross MBb1	Co Cr MBb1	Co Net MBb1

2006	1.0	0	0	0	0.00	90	86	40	6.21	0	0	0	0.00	531
2007	1.0	0	0	0	0.00	23	22	14	8.55	0	0	0	0.00	187
T(2)		0	0	0		113	107	54		0	0	0		718

--------------------------------------------------------------------Company Share------------------------------------------------------------------

Year	Crown Roy M$	Alta RTCr M$	FH Roy M$	Min Tax M$	ORR & Other M$	Res Roy %	-Operating Expeses-			Net Proc & Sulph Income M$	Total Capital M$	Other Net Inc (Exp) M$	Abd Exp M$	Net Rev M$	Total Cum Rev M$
							Fixed M$	Var M$	Total M$

2006	145	36	0	0	112	42	23	90	113	0	0	0	0	198	198
2007	21	5.3	0	0	40	30	29	28	57	0	0	0	29	45	242
T(2)	166	42	0	0	152	39	52	118	170	0	0	0	29	242

												Present Worth Before Tax
												%	M$
												5.0	236
												8.0	233
												10.0	230
												12.0	228
												15.0	225
												18.0	222
												20.0	220
												25.0	216

Quest Canada Corp.

Forecast of Production, Revenue and Present Worth
Before Income Tax
(As of 01 April 2006; Start 01 April 2006)
Martin & Brusset Associates April 1, 2006 Prices and Escalations

Arneson Alberta, Proved Producing + Probable
00/10-22-025-02 W4M, Viking A
95% Revenue Interest subj. to new crown + 23% GORR, Capital WI 100%

Year		-- Oil Production --			Adj Oil Price $/Bbl	----- Gas Sale -----			Adj Gas Price $/Mcf	Natural Gas Liquids			Adj Liquids Price $/Bbl	Co Rev Before Burdens M$
	Gross Prod Wells	Gross MBb1	Co Gr MBb1	Co Net MBb1		Gross MMcf	Co Gr MMcf	Co Net MMcf		Gross MBb1	Co Cr MBb1	Co Net MBb1

2006	1.0	0	0	0	0.00	104	99	46	6.33	0	0	0	0.00	626
2007	1.0	0	0	0	0.00	82	78	44	8.55	0	0	0	0.00	668
2008	1.0	0	0	0	0.00	48	46	28	7.36	0	0	0	0.00	337
2009	1.0	0	0	0	0.00	28	27	18	6.65	0	0	0	0.00	178
2010	1.0	0	0	0	0.00	11	10	6.9	6.27	0	0	0	0.00	64

T(5)		0	0	0		273	260	142		0	0	0		1872

--------------------------------------------------------------------Company Share---------------------------------------------------------------

Year	Crown Roy M$	Alta RTCr M$	FH Roy M$	Min Tax M$	ORR & Other M$	Res Roy %	-Operating Expeses-			Net Proc & Sulph Income M$	Total Capital M$	Other Net Inc (Exp) M$	Abd Exp M$	Net Rev M$	Total Cum Rev M$
							Fixed M$	Var M$	Total M$

2006	176	44	0	0	132	42	23	104	127	0	25	0	0	210	210
2007	132	33	0	0	144	36	31	101	132	0	0	0	0	293	503
2008	48	12	0	0	72	32	32	75	107	0	0	0	0	122	624
2009	19	4.7	0	0	38	29	33	45	78	0	0	0	0	49	673
2010	5.3	1.3	0	0	13	27	19	17	37	0	0	0	31	-21	652

T(2)	380	95	0	0	398	36	139	342	481	0	25	0	31	652

												Present Worth Before Tax
												%	M$
												5.0	615
												8.0	595
												10.0	582
												12.0	570
												15.0	553
												18.0	537
												20.0	527
												25.0	504

Constant Price Evaluation
The following summary presents the evaluation of Quest Canada Corp. as prepared by Martin & Brusset Associates, effective April 1, 2006, using constant prices and unescalated costs.

The present worth values of the net production revenue are presented before income taxes. The values are in Canadian dollars after deduction of all royalties, mineral taxes, estimated future capital and operating costs and well abandonment costs net of salvage. The estimated values shown may not necessarily represent the fair market value or the market value of these reserves.

Quest Canada Corp.

Summary of Oil, Gas & Natural Gas Liquids Reserves and Present Worth
Before Income Tax
(As of 01 April 2006)
Martin & Brusset Associates April 1, 2006 Constant Prices and Unescalated Costs

							Net	Present	Value	of	Net	Production
- Company’s	Interest	In	Well	Reserves	--------		----------	----	--Income M$	-------------	-----	-----
	Crude Oil MBbl		Natural Gas MMcf		NGL’s MBbl		Undis- Counted			Discounted
	Gross	Net	Gross	Net	Gross	Net	0%	5%	10%	12%	15%	20%

Proved Developed
Producing	0	0	107	56	0	0	206	202	198	197	195	192

Probable
Developed	0	0	152	85	0	0	275	254	235	228	219	204

Proved +
Probable	0	0	260	141	0	0	482	456	434	425	414	396

The evaluation has been prepared based on the following actual benchmark prices, published on April 1, 2006, held constant for the life of the evaluation. All other reference prices used in the constant price evaluation have been estimated by deducting the historical difference to these benchmark prices.

Alberta Average Spot Gas $6.42/MMBtu

No company overheads or administration costs are included other than those directly charged to a well or facility.

The Crown royalties deducted on gas are net of the Crown royalty share of operating cost allowances and custom processing allowances. The capital cost allowance deductible on a corporate level from Crown royalties payable has not been included in this evaluation.

Revenue attributable to the Alberta Royalty Tax Credit (ARTC) has been included for eligible properties and has been assumed to be effective for life.

No well site inspections were done by Martin & Brusset Associates. Given the availability of data and the scope of the analysis, there was negligible benefit to be obtained from well site visits. Our analyses did not include an environmental assessment.

Future expenditures for well abandonments have been included in the evaluation. Costs included relate specifically to the cost of abandoning and disconnecting wells evaluated in this report net of salvage. Abandonment costs for wells not assigned reserves, reclamation costs for surface leases and abandonment and reclamation costs for facilities and pipelines have not been included in this report. A reliable determination of these costs would require a thorough on-site inspection by qualified environmental personnel and is considered beyond the scope of our evaluation. It is the Company’s responsibility to provide estimates of these additional liabilities in accordance with the disclosure requirements of National Instrument 51-101.

Additional summaries and total forecasts of oil, pipeline gas and natural gas liquids production, net production, revenue and present worth, before income taxes, are included in tables as follows:

Detailed	Summaries
	•	Area Summary

Total	Forecasts
	1.	Alberta Totals, Before Income Taxes
• Proved Developed Producing
• Probable Developed
• Proved + Probable

Area Summary

Quest Canada Corp.
Summary of Oil, Gas & Natural Gas Liquids Reserves and Present Worth
Before Income Tax
(As of 01 April 2006)
Martin & Brusset Associates April 1, 2006 Constant Prices and Unescalated Costs

									Net	Present	Value	Of Net	Production
	Average	Company’s	Interest	In	Reserves
	Company	Crude Oil MBbl		Natural Gas MMcf	NGL’s MBbl			Undis- counted
	Interest								----	-------	Discounted	----	----------
	%	Gross	Net	Gross	Net	Gross	Net	0%	5%	10%	12%	15%	20%

Arneson,Alberta

Proved Probable Producing	95.00	0	0	107	56	0	0	206	202	198	197	195	192

Probable Development	95.00	0	0	152	85	0	0	275	254	235	228	219	204

Proved + Probable Developed	95.00	0	0	260	141	0	0	482	456	434	425	414	396

Notes: Oil= Light and Medium Oil, Includes value of any Marketed Solution Gas
Heavy Oil= Oil with a density between 10 and 22.3 degrees API, or oil that qualifies for a heavy oil royalty regime
Includes value of any Marketed Solution Gas
Gas= Associated and Non- Associated Gas

Quest Canada Corp.
Total Forecast of Production, Revenue and Present Worth
Before Income Tax
As of 01 April 2006
Martin & Brusset Associates April 1, 2006 Constant Prices and Unescalated Costs

Arneson, Alberta
Proved Developed, Producing

					Adj.				Adj.				Adj.	Co Rev
	Gross	Oil	Production		Oil	-------	Gas Sales	-------	Gas		Natural Gas Liquide		Liquide	Before
Year	Prod	Gross	Co Gr	CoNet	Price	Gross	Co Gr	CoNet	Price	Gross	Co Gr	CoNet	Price	Burdens
	Wells	MBbl	MBbl	MBbl	$/Bbl	MMcf	MMcf	MMcf	$/Mcf	MBbl	MBbl	MBbl	$/Bbl	M$

2006	1.0	0	0	0	0.00	90	86	42	6.10	0	0	0	0.00	522
2007	1.0	0	0	0	0.00	23	22	14	6.10	0	0	0	0.00	133

T (2)		0	0	0		113	107	56		0	0	0		655

---------	----	----	--------	-----	----	Company	Share	----	----	----	-----	-----	------	------
										Net.Proc		Other			Total
	Crown	Alta	FH	Min	ORR &	Res	Oper	ating	expense	& Sulph	Total	Net Inc	Abd	Net	Cum
Year	Roy	RTCr	Roy	Tax	Other	Roy	Fixed	Var	Total	Income	Capital	(Exp)	Exp	Rev	Rev
	M$	M$	M$	M$	M$	%	M$	M$	M$	M$	M$	M$	M$	M$	M$

2006	135	34	0	0	110	40	23	90	113	0	0	0	0	198	198
2007	16	4.0	0	28	30	28	28		56	0	0	0	28	8.9	206

T (2)	151	38	0	0	138	38	51	118	169	0	0	0	28	206

												Present	Worth	Before	Tax
												%		M$

												5.0		202
												8.0		200
												10.0		198
												12.0		197
												15.0		195
												18.0		193
												20.0		192
												25.0		188

Quest Canada Corp.
Total Forecast of Production, Revenue and Present Worth
Before Income Tax
As of 01 April 2006
Martin & Brusset Associates April 1, 2006 Constant Prices and Unescalated Costs

Arneson, Alberta
Probable Developed

					Adj				Adj				Adj	Adj
	Gross	--	Oil Production	--	Oil	---	Gas Sales	---	Gas	Natural	Gas	Liquids	Liquids	Before
Year	Prod	Gross	Co Gr	Co Net	Price	Gross	Co Gr	Co Net	Price	Gross	Co Gr	Co Net	Price	Burdens
	Wells	MBbl	MBbl	MBbl	$/Bbl	MMcf	MMcf	MMcf	$/Mcf	MBbl	MBbl	MBbl	$/Bbl	M$

2006	0	0	0	0	0.00	14	13	5.1	6.10	0	0	0	0.00	81
2007	0	0	0	0	0.00	59	56	28	6.10	0	0	0	0.00	343
2008	1.0	0	0	0	0.00	48	46	28	6.10	0	0	0	0.00	279
2009	1.0	0	0	0	0.00	28	27	17	6.10	0	0	0	0.00	163
2010	1.0	0	0	0	0.00	11	10	6.8	6.10	0	0	0	0.00	62

T(2)		0	0	0		160	152	85		0	0	0		929

	-------	------	------------	-------	------	Company	Shares	------	------	---------	-------	---------	---------	----------
										Net Proc					Total
	Crown	Alta	FH	Min	ORR&	Res	-------	Operating Expense	-------	&Sulph	Total	Net Inc	Adb	Net	Cum
Year	Roy	RTCr	Roy	Tax	Other	Roy	Fixed	Var	Total	Income	Capital	(Exp)	Exp	Rev	Rev
	M$	M$	M$	M$	M$	%	M$	M$	M$	M$	M$	M$	M$	M$	M$
2006	29	7.2	0	0	17	48	0	14	14	0	25	0	0	3.6
2007	84	21	0	0	72	39	2.6	71	74	0	0	0	-28	163
2008	43	11	0	0	59	33	31	72	103	0	0	0	0	85
2009	19	4.7	0	0	34	30	31	42	73	0	0	0	0	42
2010	5.7	1.4	0	0	13	28	18	16	34	0	0	0	28	-18	275

T(2)	181	45	0	0	195	36	82	216	0	0	25	0	0	275
												Frequent %	Worth	Before M$	Tax
												5.0		254
												8.0		242
												10.0		235
												12.0		228
												15.0		219
												18.0		210
												20.0		204
												25.0		191

Quest Canada Corp.
Total Forecast of Production, Revenue and Present Worth
Before Income Tax
As of 01 April 2006
Martin & Brusset Associates April 1, 2006 Constant Prices and Unescalated Costs

Arneson, Alberta
Proved + Probable, Developed

					Adj				Adj				Adj	Co Rev
	Gross	--	Oil	Production--	Oil	---	Gas	Sales---	Gas	Natural	Gas	Liquids	Liquids	Before
Year	Prod	Gross	Co Gr	Co Net	Price	Gross	Co Gr	Co Net	Price	Gross	Co Gr	Co Net	Price	Burdens
	Wells	MBbl	MBbl	MBbl	$/Bbl	MMcf	MMcf	MMcf	$/Mcf	MBbl	MBbl	MBbl	$/Bbl	M$
2006	1.0	0	0	0	0.00	104	99	47	6.10	0	0	0	0.00	603
2007	1.0	0	0	0	0.00	82	78	42	6.10	0	0	0	0.00	476
2008	1.0	0	0	0	0.00	48	46	28	6.10	0	0	0	0.00	279
2009	1.0	0	0	0	0.00	28	27	17	6.10	0	0	0	0.00	163
2010	1.0	0	0	0	0.00	11	10	6.8	6.10	0	0	0	0.00	62

T(2)		0	0	0		273	260	141		0	0	0	0.00	1584

------	-------	-------	-------	--------------	------	-------	Company	Sales	-------	---------	-------	---------	---------	----------

										Net Proc		Other			Total
	Crown	Alta	FH	Min	ORR&	Res	-------	Operating Expense	-------	&Sulph	Total	Net Inc	Adb	Net	Cum
Year	Roy	RTCr	Roy	Tax	Other	Roy	Fixed	Var	Total	Income	Capital	(Exp)	Exp	Rev	Rev
	M$	M$	M$	M$	M$	%	M$	M$	M$	M$	M$	M$	M$	M$	M$

2006	164	41	0	0	127	41	23	104	127	0	25	0	0	201	201
2007	100	25	0	0	100	37	31	99	129	0	0	0	0	172	373
2008	43	11	0	0	59	33	31	72	103	0	0	0	0	85	458
2009	19	4.7	0	0	34	30	31	42	73	0	0	0	0	42	500
2010	5.7	1.4	0	0	13	28	18	16	34	0	0	0	28	-18	482

T(5)	332	83	0	0	333	37	133	333	467	0	25	0	28	482

												Present	Worth	Before	Tax
												%		M$
												5.0		456
												8.0		442
												10.0		434
												12.0		425
												15.0		414
												18.0		403
												20.0		396
												25.0		380

Appendix

List of Abbreviations

Ac.Ft.	acre-feet
Ac.Por.Ft.	Acre-porosity feet
AEUB	Alberta Energy Utilities Board
AOF	absolute open flow
APO	after payout
ARTC	Alberta Royalty Tax Credit
Bbls.	barrels
BCF	billion cubic feet
BOE	barrels of oil equivalent (to gas)
BOPAC	barrels of oil per actual day
BOPCD	barrels of oil per calendar day
BOPD	barrels of oil per day
BOPM	barrels of oil per month
BPAF	barrels per acre-foot
BPD	barrels per day
BPM	barrels per month
BPO	before payout
BTU	British thermal unit
BWPD	barrels of water per day
CCA	Capital Cost Allowance
CDE	Canadian Development Expense
CEE	Canadian Exploration Expense
COGPE	Canadian Oil & Gas Property Expense
COND	condensate
Cr. Or C	Crown
D & A	dry & abandoned
DCQ	daily contract quantity
C	degrees, Celsius
F	degrees, Fahrenheit
DST	drill stem test
DSU	drilling spacing unit
EUB	Energy Utilities Board
FH	freehold royalty
GCA	gas cost allowance
GOR	gas-oil ratio
GORR	gross overriding royalty
ha	hectares
kPa	Kilopascals
LPG	liquid petroleum gas
LT	long tonnes
m3	Cubic meters
M	thousands
M $	thousands of dollars
MBbls.	thousands of barrels
MMBTU	million British thermal units
MCF	thousand cubic feet
MCFPD	thousand cubic feet per day
MMCF	million cubic feet
MMCFPD	million cubic feet per day
MPR	maximum permissive rate
MRL	maxinuun rate limitation
MSTB	thousand stock tank barrels
NC	new Crown royalty
NCI	net carried interest
NCL	NaturalGas Clearinghouse Limited
NG	natural gas
NGL	natural gas liquids
NPI	net profits interest
OC	old Crown royalty
ORRI	overriding royalty interest
P.A.	Pan Alberta Gas Ltd.
P + P	proved plus probable
P. & N. G.	petroleum and natural gas
PDP	proved developed producing
PDNP	proved developed non-prodncing
PU	proved undeveloped
PSU	production spacing unit
PVT	pressure-volume-temperature
PSIA	pounds per square inch absolute
PSIG	pounds per square inch guage
RGPC	royalty gas processing charge
RI	royalty interest
SCF	standard cubic feet
SSR	sliding scale royalty
STB	stock tank barrels
TCGS	TransCanada Gas Services
TCPL	TransCanada Pipelines Limited
WI	working interest
WOR	water-oil ratio
WC	water-cut